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                                                                     EXHIBIT 5.1

                               AKERMAN SENTERFITT
                           One Southeast Third Avenue
                            Miami, Florida 33131-1714


                                 August 6, 2003

Wackenhut Corrections Corporation
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487

Gentlemen:

         We have acted as counsel to Wackenhut Corrections Corporation, a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of the proposed exchange (the "Exchange") by the Company of up to an aggregate of $150,000,000 of the Company's 8 1/4 % Senior Notes due 2013 (the "New Notes") for up to an aggregate of $150,000,000 of the Company's outstanding 8 1/4 % Senior Notes due 2013 (the "Old Notes").

         In connection with the proposed Exchange, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company, statutes and decisions as in our judgment are necessary or appropriate for purposes of this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

         Based upon the foregoing examination and upon the representations made to us by the officers and directors of the Company, we are of the opinion that, when (a) the Registration Statement is declared effective by order of the SEC and (b) the New Notes are duly issued and executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture dated as of July 9, 2003 between the Company and The Bank of New York as Trustee (the "Trustee"), the Registration Rights Agreement, dated as of July 9, 2003, among the Company, BNP Paribas Corp., Lehman Brothers Inc., First Analysis Securities Corporation, SouthTrust Securities Inc. and Comerica Securities Inc., and the Letter of Transmittal and delivered against exchange therefor of the Old Notes pursuant to the Exchange described in the Registration Statement, such New Notes will be (i) validly issued (assuming no change in the facts or law) and (ii) will constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and general principals of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

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August 6, 2003
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         This opinion is limited to the Federal laws of the United States and the laws of the State of Florida and we neither express nor imply any opinion as to any other laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,



                                                     AKERMAN SENTERFITT